                                                                    Exhibit 10.5
                            SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE ("Amendment") is made to be effective as of the 18th day of November, 1998, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord") and COMSTREAM CORPORATION, a Delaware corporation ("Tenant"), with reference to the following facts:


                               R E C I T A L S :

     A. ADI Communication Partners, L.P., a California limited partnership, Landlord's predecessor-in-interest, and Tenant entered into that certain Lease (Bondable Triple Net) dated April 23, 1997 ("Original Lease") with respect to certain premises located in San Diego, California and more particularly described in the Lease ("Demised Premises"), upon which two (2) 2-story concrete tilt-up commercial and industrial buildings ("Buildings") and certain other related improvements were previously constructed by Landlord pursuant to the Original Lease. The Original Lease was amended by that certain First Amendment dated July 16, 1997 ("Amendment"). The Original Lease and the Amendment are hereinafter collectively referred to as the "Lease."

         B. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the Lease.

         C. Tenant desires to vacate, in its entirety, the approximately 132,600 rentable square foot Building known as "Building A" ("Building A") and certain portions of the Land and consolidate its business operations into the approximately 66,400 rentable square foot Building known as "Building B" ("Building B").

         D. Landlord is willing to allow Tenant to so consolidate its operations and reduce the Demised Premises on certain conditions, including the condition that Landlord enter into a replacement lease for Building A on terms acceptable to Landlord.

         E. Concurrently with Landlord's execution of this Amendment, Landlord is entering into a lease ("Pac Bell Lease") with Pacific Bell ("Pac Bell") regarding Pac Bell's lease of Building A in its entirety and certain portions of the Land and Improvements, as more particularly provided below.

         F. Landlord and Tenant now desire to amend the Lease, subject to the terms and conditions set forth herein, to (i) reflect Tenant's agreement to deliver to Landlord (for its concurrent delivery to Pac Bell) possession of the "Initial Surrender Space" described below on or before November 26, 1998; (ii) redefine the Demised Premises by eliminating Building A and certain portions of the Land on the "Surrender Date" described below, (iii) reduce the Monthly Base Rent payable under the Lease as of March 1, 1999 ("Rent Adjustment Date"), (iv) reduce the amount of the LC currently required under Section 20.25 of the Lease to $462,000, (v) provide Tenant with a $300,000 tenant improvement allowance ("New Allowance") and concurrently therewith, provide for the repayment by Tenant to Landlord of such New Allowance over the remaining Initial Term; (vi) provide for Tenant's delivery to Landlord of a $2,000,000 payment as partial consideration for Landlord's agreement to reduce the Demised Premises and enter into this Amendment which consideration shall be payable in two installments, the first of which shall be due and payable upon the Rent Adjustment Date and the second of which shall be due on or before September 1, 1999 and shall be secured by a $1,000,000 irrevocable standby letter of credit ("New LC"), and (vii) make certain other modifications to the Lease, as more particularly set forth below.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease, as follows:

         1. DEMISED PREMISES. Tenant hereby agrees to vacate and surrender to Landlord, on or prior to November 26, 1998, possession of the approximately 33,000 square feet of Building A ("Initial Surrender Space") depicted on the site plan attached hereto AS EXHIBIT "A" ("Site Plan"). In addition, on or before December 15, 1998 ("Surrender Date"), Tenant hereby covenants and agrees to vacate, in its entirety, the balance of Building A and surrender the balance of Building A to Landlord. Effective as of the Surrender Date, the "Demised Premises," as described in the Lease, are hereby redefined to consist solely of Building B and the portion of the Land (and related Improvements constructed thereon) more particularly depicted on the Site Plan, subject, however, to Tenant's continuing obligation to pay Monthly Base Rent, until the Rent Adjustment Date, as more particularly set forth in Paragraph 3 below. As a result thereof, effective as of the Surrender Date, all references in the Lease to the Demised Premises shall mean the Demised Premises depicted on the Site Plan and, any references in the Lease to (1) Buildings shall instead mean Building B and (ii) the Land shall mean the Land depicted as the Demised Premises on the Site Plan. In connection with the reduction of the Demised Premises to Building B and the portion of the Land depicted on the Site Plan, Tenant shall be required to perform, at Tenant's sole cost and expense, the work described in EXHIBIT "B" attached hereto ("Sur-render Work"). All of the Surrender Work shall be completed in its entirety by Tenant on or before January 31, 1999. All of such Surrender Work shall be performed in compliance with
Article XIX of the Lease (to the extent Article XIX is applicable to such Surrender Work). Pacific Cornerstone Architects ("PCA") shall have the opportunity to review, on behalf of Landlord, any required plans and specifications for any such Surrender Work and the Building B Improvements described below. The costs incurred by PCA in connection with such review shall be applied against the New Allowance. Following such reconfiguration of the parking areas, Tenant shall (notwithstanding anything to the contrary contained in the definition of Improvements contained in the Lease), during the balance of the Term, be entitled solely to the use of the 144 parking spaces identified on the Site Plan (with the balance thereof to be for the sole use of the tenant(s) of Building A and any Expansion Building(s) constructed within the Project by Landlord); provided, however, in the event Tenant elects, at its option and at Its sole cost and expense, to modify the parking areas around the Building B truck doors, the parking spaces allocated for Tenant's exclusive use may be increased to up to a maximum of 178 spaces. Such election may be made at any time during the Term by

Tenant, subject to the requirements, to the extent applicable, of Article XIX of the Lease. Tenant shall not permit any of its employees, contractors, agents, visitors or invitees to use any parking spaces in the Project other than such parking spaces allocated to Tenant as set forth above and as identified on the Site Plan.

         2. COMMENCEMENT DATE. Landlord and Tenant hereby acknowledge that the Commencement Date of the Lease occurred on March 2, 1998. As a result thereof, the Initial Term of this Lease shall end on February 28, 2005.

         3. RENT. Effective as of the Rent Adjustment Date (but subject to adjustment pursuant to Paragraph 4 below and the "Credit" described in Paragraph I I below), the Base Rent schedule set forth in Section 3.1 of the Lease is hereby deleted in its entirety and the following Base Rent schedule is inserted in lieu thereof-

Period                         Monthly Base Rent        Annual Base Rent
-------------------------------------------------------------------------
Rent Adjustment Date-          $72,447                  $ 869,364
02/29/00

03/01/00-02/28/02              $76,794                  $ 921,528

03/01/02-02/29/04              $81,402                  $ 976,824

03/01/04-02/28/05              $86,286                  $1,035,432

From and after the Rent Adjustment Date, Tenant shall no longer be obligated to pay any rent or other charges with respect to Building A nor any portion of the Land no longer part of the Demised Premises; provided, however, Tenant shall, as partial consideration for Landlord's agreement to enter into this Amendment and reduce the Demised Premises, until the Rent Adjustment Date, continue to be solely responsible for all Monthly Base Rent payable with respect to the original Demised Premises (including Building A); subject, however, to the Credit described in Paragraph 11 below. Following the Surrender Date, Tenant shall no longer have any obligations with respect to the portions of the Demised Premises no longer leased by Tenant (i.e., Building A and portions of the Land no longer included in the Demised Premises) with the exception of (i) Tenant's obligation to complete the Surrender Work; (ii) Tenant's obligation to pay all Monthly Base Rent due with respect thereto until the Rent Adjustment Date, and
(iii) any other obligations which expressly survive the expiration or earlier termination of the Term of the Lease to the extent such obligations arise on or before the Surrender Date. Tenant acknowledges that the Impositions payable with respect to the original Demised Premises through the Surrender Date will include supplemental taxes reflecting the increased value of the Demised Premises as a result of the prior construction of the Buildings and other improvements thereon whether or not such supplemental tax bill is delivered by the taxing authority prior to or after the Surrender Date.

         4. NEW ALLOWANCE. Landlord shall provide Tenant with the New Allowance in the amount of $300,000, which New Allowance shall be utilized by Tenant solely for the costs of improving Building B for Tenant's consolidated business operations ("Building B Improvements"). Notwithstanding the foregoing, Landlord hereby agrees that up to $75,000 of the New Allowance may be used by Tenant for the cost of performing the portion of the Surrender Work relating to the necessary modifications to the parking lots as more particularly described IN EXHIBIT "B." The Building B Improvements shall be constructed in compliance with the requirements of Article XIX of the Lease. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to remove the Building B Improvements at the expiration or earlier termination of the Lease. Further, Tenant shall only be required to remove any subsequent alterations or other improvements constructed to Building B to the extent required under the Lease; provided, however, in the event of any Transfer by Tenant pursuant to
Article XV of the Lease, Landlord shall have the right to reasonably require that any subsequent alterations made to the Premises by or on behalf of such transferee be removed at the expiration or earlier termination of the Lease ("Landlord's Removal Election"). Landlord's Removal Election shall be set forth in a written notice delivered concurrently with Landlord's approval of the plans for any such alterations Tenant shall be solely responsible for obtaining, at Tenant's sole cost and expense, from any Authority all necessary governmental approvals and permits subject to the New Allowance. Landlord shall reasonably cooperate with Tenant in connection with obtaining such approvals. In the event the New Allowance is insufficient to pay for the entire cost of the Building )3 Improvements, Tenant shall be solely responsible for such excess. As a result of the New Allowance, the Monthly Base Rent payable under this Lease shall be increased, as of the Rent Adjustment Date, by an amount equal to (i) the New Allowance disbursed to Tenant, (ii) multiplied by a percentage factor sufficient to amortize the New Allowance over the remaining Initial Tenn (approximately 72 months) at an annual interest rate of 10%, (iii) divided by 12. Any undisbursed New Allowance remaining following the construction of the Building B Improvements shall belong to Landlord. With the exception of the New Allowance, Landlord shall have no obligation to contribute any allowance or make any improvements with respect to the Demised Premises and the consolidation of Tenant into the reduced Demised Premises described herein.

         5. REDUCTION OF LETTER OF Credit. Within five (5) days after full execution of this Amendment by Landlord and Tenant, the LC required as additional security against an Event or Default under this Lease by Tenant shall be replaced with the New LC in the amount of $462,000. The form of the New LC shall be identical to the forrn of the existing LC, as more particularly provided in Section 20.25(a) of the Lease. In addition, Section 20.25(b) of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof-

         "(b) RETURN OF NEW LC. The New LC shall be returned to Tenant at such time as Tenant meets the following financial requirements for a period of four (4) consecutive quarters:

         (i) Tenant shall have annual revenues of not less than $40,000,000;

         (ii) Tenant shall have annual operating income (before interest payments and taxes) of not less than $2,000,000; and

         (iii) Tenant's debt to equity ratio shall not be greater than 1:2.

         Notwithstanding the foregoing, in the event that the New LC has been returned to Tenant as a result of Tenant meeting all of tile foregoing financial requirements and Tenant's financial coridition subsequently falls to meet all of such requirements, Landlord shall be entitled to require that a New LC in the amount of $462,000 be reestablished on the terms and provisions set forth in this Section 20.25 in which event Tenant shall, within five (5) days of written notice from Landlord, deliver the New LC to Landlord in the form required hereunder."

         6. CONSIDERATION FOR REDUCTION OF TENANT'S OBLIGATIONS. As partial consideration for Landlord agreeing to enter into this Amendment and reduce the size of the Demised Premises by removing Building A and other certain portions of the Land from the Lease as of the Surrender Date, Tenant hereby covenants and agrees to pay to Landlord the sum of $2,000,000 ("Amendment Consideration"). The first $1,000,000 of the Amendment Consideration shall be payable by Tenant to Landlord, in cash or by cashier's check or wire transfer of funds ("Cash") on or before the Rent Adjustment Date. Concurrently with Tenant's execution hereof, Tenant shall deliver evidence to Landlord that Tenant has the ftinds available to pay the Amendment Consideration and shall reasonably demonstrate to Landlord that such funds shall remain available to pay the Amendment Consideration as and when required hereunder. The second $ 1,000,000 installment of the Amendment Consideration shall be payable by Tenant to Landlord in Cash on or before September 1, 1999. As additional security to ensure Tenant's payment of the Amendment Consideration, Tenant shall deliver to Landlord, within five (5) days after full execution of this Amendment by Landlord and Tenant, a $ 1,000,000 irrevocable standby letter of credit ("Amendment Consideration LC") naming Landlord as the payee thereunder. The Amendment Consideration LC shall be held by Landlord until such time as Tenant has paid to Landlord, in full, the $2,000,000 Amendment Consideration. The Amendment Consideration LC shall be an irrevocable standby letter of credit, issued by Citibank or another federally insured bank reasonably acceptable to Landlord, and shall be in a form and content reasonably acceptable to Landlord. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Amendment Consideration LC. The Amendment Consideration LC shall have an expiration date of September 30, 1999. Landlord may present a site draft or demand with respect to the Amendment Consideration LC if Tenant fails to deliver to Landlord the first S 1,000,000 installment of the Amendment Consideration on or before the Rent Adjustment Date or falls to deliver to Landlord the second installment of the Amendment Consideration on or before September 1, 1999. Landlord shall be entitled to grant a security interest in, or make a collateral assignment of, Landlord's rIghts under the Amendment Consideration LC in connection with mortgage indebtedness incur-red by Landlord to a bona fide third party institutional lender at an arm's length transaction. Landlord and Tenant shall execute such documents as may be reasonably necessary to document and perfect the security arrangements described hereinabove. The Amendment Consideration LC shall be returned to Tenant upon receipt by Landlord of the entire $2,000,000 Amendment Consideration.

         7. NON-APPLICABILITY OF CERTAIN TERMS OF THE Lease. Notwithstanding anything to the contrary contained in this Amendment or the Lease, Landlord and Tenant hereby acknowledge and agree that:

            (i) Tenant shall relinquish its signage rights witli respect to Building A and any existing monument or other freestanding signs for Building A on or before the Surrender Date. Tenant sliall, at Tenant's sole cost and expense, promptly repair any and all damage caused to Building A in connection with such removal.

         (ii) Section 20.23 of the Lease (Expansion Option) is liereby deleted in its entirety as Tenant shall no longer have any riglits with respect to "Parcel C" identified on the Site Plan with the exception of Tenant's exclusive night to use the 24 parking spaces, which spaces are part of Tenant's 144 total spaces (subject to Tenant's right to increase such total up to 178 spaces pursuant to Paragraph I above) located on Parcel C (as depicted on the Site
Plan) for the balance of the Term.

         (iii) Section 20.24 of the Lease (Right of First Offer on Expansion Building) is hereby deleted in its entirety as Tenant no longer has any right of first offer with respect to any building hereinafter constructed on said Parcel C.

         (iv) Section 20.26 of the Lease (Reconfiguration of Land) is hereby deleted in its entirety.

         kI8. IMPOSITIONS. The following new Section 5.7 is inserted at the end of Article V:

         "5.7 SEPARATE ASSESSMENT. In the event the Improvements on the Demised Premises or the Land are not separately assessed, but a part of a larger parcel ("Larger Parcel") for assessment purposes, Tenant shall pay, as its share of Impositions, all Impositions with respect to all Improvements on the Demised Premises plus Tenant's Share of Impositions on the realty underlying the Large Parcel. For purposes of this Lease Landlord and Tenant agree that Tenant's Share of Impositions on the realty underlying the Larger Parcel shall equal the square footage of the realty comprising Land depicted on Site Plan divided by the total square footage of the realty comprising the Larger Parcel. Landlord shall deliver to Tenant, contemporaneously with delivery of the bill therefore, the calculations and assumptions made by Landlord in determining Tenant's share of such impositions."

  9. NOTICES. Landlord hereby amends its notices infori-nation contained in the Lease as follows:

To Landlord: Kilroy Realty, L.P.

                 2250 East Imperial Highway, Suite 1200
                 El Segundo, California 92045
                 Attn: Nadine Kirk
                 Facsimile: (310) 322-8790

with a copy to:  Kilroy Realty, L.P.
                 2250 East Imperial Highway, Suite 1200
                 El Segundo, California 92045
                 Attn: Jeff Hawken
                 Facsimile: (310) 322-5981

with an additional copy to:

                        Kilroy Realty, L.P.San Diego, California 92121
                        Attn: Steve Scott
                        Facsimile: (619) 550-1935

To Tenant:

                        ComStream Corporation
                        6340 Sequence DriveSan Diego, California 92121
                        Attn: President
                        Facsimile: (619) 657-5401

  10. AMENDED AND RESTATED MEMORANDUM OF LEASE. Landlord and Tenant previously recorded a Memorandum of Lease against the Land originally leased by Tenant. Promptly after the Surrender Date, Landlord and Tenant shall execute an Amended and Restated Memorandum of Lease in a form similar to Exhibit "C" to the Lease modifying the legal description of the Land to be consistent with the reduced Land leased by Tenant as of the Surrender Date.

  11. CREDIT. Notwithstanding anything to the contrary contained herein, on February 1, 1999, Landlord shall provide Tenant with a credit against Monthly Base Rent, Impositions and other charges due under this Lease in an amount equal to $120,000 ("Credit").

  12. COMMON AREA PAYMENTS. As more particularly depicted on the Site Plan, when Pac Bell solely occupies Building A, there will exist certain common area between Building A and Building B consisting of a plaza, walkways and certain other improvements (collectively, "Common Area"). Pursuant to the Pac Bell Lease, Pac Bell (or Landlord) will be required to maintain and repair the Common Area in good condition. Tenant hereby agrees to reimburse Landlord, within 15 days of Tenant's receipt of an invoice therefor (accompanied by reasonable supporting documentation), for 33.3% of the reasonable costs actually incurred in connection with such maintenance and repair of the Common Area. Such reimbursement obligations shall constitute Additional Obligations under the Lease. Tenant hereby grants Pac Bell and Landlord an irrevocable license to enter upon the portion of the Common Area located on the Land and further agrees that Pac Bell's or Landlord's entering upon the Land to perform such maintenance and repair obligations shall not constitute a breach of Landlord's quiet enjoyment covenant under the Lease; provided, Landlord agrees to use (and cause Pac Bell to use) its commercially reasonable efforts not to interfere with Tenant's business operations in connection therewith.

  13. RETROFIT ALLOWANCE. Landlord and Tenant agree that the Retrofit Allowance described in Section 2.11 of the Lease is hereby reduced to equal $335,000. As more particularly set forth in said Section 2.11, such reduced Retrofit Allowance shall be provided to Tenant upon the commencement of each Extension Term. Such Retrofit Allowance shall be repaid as part of Base Rent as more particularly set forth in Section 3.2 of the Lease.

  14. LEGAL DESCRIPTION. Exhibit 'W' of the Lease is hereby deleted in its entirety. The Land leased to Tenant shall, as of the Surrender Date, consist of Land depicted as part of the Demised Premises upon the Site Plan attached hereto as EXHIBIT "A".

  15. HAZARDOUS MATERIALS. Landlord and Tenant acknowledge and agree that, notwithstanding Tenant's complete vacation of Building A as of the Surrender Date, the covenants, representations and indemnities a f Landlord and Tenant with respect to Hazardous Materials shall survive the expiration of the Lease with respect to Building A; provided, however, Tenant shall not be responsible for the introduction of Hazardous Materials to Building A from and after the Surrender Date unless such Hazardous Materials are so introduced to Building A by Tenant or Tenants employees, agents, contractors or invitees.

  16. COUNTERPARTS- This Amendment may be executed in multiple counterparts, all of which together shall constitute one and the same Amendment.

  17. EFFECT OF AMENDMENT This Amendment and all. terms herein are effective as of the date hereof subject to the terms and conditions set forth herein. Except as expressly amended hereby, all terms and conditions of the Lease shall CONTINUE IN FULL FORCE AND EFFECT throughout the Lease Term, The Lease, as amended hereby, constitutes the entire agreement of the parties and no further modification of the Lease shall be binding and effective unless evidenced by an AGREEMENT, IN WRITING, signed by both Landlord and Tenant.

  IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date fast above written,

"Landlord"                                     KILROY REALTY, L.P.,
                                               a Delaware limited partnershipBy

By:     Kilroy Realty Corporation              Kilroy Realty Corporation,
        a Maryland corporation                 a Maryland corporation
        Its General Partner                    Its General Partner


        By:__/s/_Jeffrey L. Hawken______       By:___/s/ Steven L. Black
        Name:__Jeffrey L. Hawken_______        Name:  Steven L. Black
        Its:_____EVP & COO___________          Its: Executive Vice President

"Tenant" COMSTREAM CORPORATION
         a Delaware corporation

         By:__/s/Jamie Crichton______  By:_/s/ Jamie Crichton__________________
         Name: Jamie Crichton                Name: Jamie Crichton
         Title: Vice President/Secretary     Title: Chief Financial Officer

                                   EXHIBIT "B"

                                 SURRENDER WORK

         Tenant shall cause all of the following Surrender Work to be completed in its entirety on or before the applicable dates described in the Amendment to which this Exhibit "B" is attached:

         I . Tenant shall vacate, in its entirety, Building A and deliver Building A to Landlord in the same condition as they were upon delivery of possession thereof at the Commencement Date, reasonable wear and tear, casualty and condemnation excepted, and shall surrender all keys to the Demised Premises to Landlord at the address set forth in the Lease and shall inform Landlord of all combinations on locks, safes and vaults, if any. Tenant shall move all of its property therefrom and all alterations and improvements placed therein by Tenant. Tenant shall repair any material damage to the Demised Premises caused as a result of Tenant's vacation, including but not limited to, in connection with the removal of its lab area cable trays, all materially damaged ceiling tiles, floor tiles, walls and other Building A interior improvements damaged during Tenant's occupancy of Building A and during the course of Tenant's vacation of Building A.

         2. Tenant shall remove the existing volleyball court and Tenant's satellite farm and shall relocate Tenant's satellite equipment to the roof of Building B. In connection with such removal, Tenant shall cause the areas previously occupied by such volleyball court and such satellite farm to be paved and improved to match the balance of the parking areas to create an additional approximately 34 parking spaces. Tenant's satellite equipment shall be installed, replaced, repaired, removed, operated and maintained in compliance with all governmental laws, rules and regulations. Landlord shall reasonably approve the location of such satellite equipment on the roof of Building B. Such satellite equipment shall be reasonably screened and located on roof pads such that there shall be no penetrations of the roof of Building B except for installation of a roof Jack in connection therewith. All costs of installation, operation and maintenance of the satellite equipment and any necessary related equipment shall be borne by Tenant. Landlord shall not have any obligations with respect to the satellite equipment. Landlord makes no representation that the satellite equipment will be able to receive or transmit communication signals without interference or disturbance and Tenant agrees that Landlord shall not be liable to Tenant therefor. Tenant shall be solely responsible for any damage caused as a result of the installation, operation, maintenance or removal of the satellite equipment. Such satellite equipment shall remain the sole property of Tenant and Tenant shall remove the satellite equipment and related equipment at Tenant's sole expense upon the expiration or earlier termination of the Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair Building B upon such removal to the extent required by such work or removal. If Tenant falls to remove such satellite equipment and repair Building B within ten (10) days after the expiration or earlier tennination of the Lease, Landlord may do so at Tenant's expense.

         3. Tenant shall reconfigure the parking area and related Improvements utilized by Building A and Building B in accordance with the Site Nan attached to the Amendment as EXHIBIT "A."

         4. All of the Surrender Work shall be performed in a good and workmanlike manner and free of defects. Tenant shall be solely responsible at its cost and expense to repair any defects arising with respect to the Surrender Work during the Term. The obligation to repair any such defects shall survive the expiration or earlier termination of the Lease. The materials and specifications for any Surrender Work relating to the parking areas and other areas outside of Building B (e.g., paving of the areas occupied by the volleyball court) shall be consistent with the existing surrounding improvements.